Exhibit 99.1

News Release

Sunoco LP Completes the Acquisition of Sandford Oil

DALLAS, August 1, 2018 - Sunoco LP (NYSE: SUN) (“Sunoco”) announced today the completion of the acquisition of the equity interests of Sandford Energy, LLC, Sandford Transportation, LLC and their respective subsidiaries for approximately $66 million plus working capital adjustments. The acquired wholesale fuels business distributes approximately 115 million gallons of fuel annually to exploration, drilling and oil field services customers, primarily in basins in Central and West Texas and Oklahoma.

The acquisition is consistent with Sunoco’s strategy of utilizing its scale to grow the core fuel distribution business. The transaction was funded using cash on hand and amounts available under Sunoco’s revolving credit facility and is expected to be immediately accretive to Sunoco with respect to distributable cash flow.

About Sunoco LP
Sunoco LP (NYSE: SUN) is a master limited partnership that distributes motor fuel to approximately 9,200 convenience stores, independent dealers, commercial customers and distributors located in more than 30 states. SUN’s general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE).

The information contained in this press release is available on the Sunoco LP website at www.SunocoLP.com.

Forward-Looking Statements
This press release may include certain statements concerning expectations for the future that are forward-looking statements as defined by federal law. Forward-looking statements may be identified by the use of the words "anticipates," "expects," "intends," "plans," "should," "could," "would," "may," "will," "believes," "estimates," "potential," "opportunity," "value-creating," "designed," "predict," "seek," "ongoing," "increases" or "continue" and variations or similar expressions. Such forward-looking statements are subject to a variety of known and unknown risks, uncertainties, and other factors that are difficult to predict and many of which are beyond management's control. An extensive list of factors that can affect future results are discussed in the Annual Report on Form 10-K filed by SUN and other documents filed from time to time with the Securities and Exchange Commission. The partnership undertakes no obligation to update or revise any forward-looking statement to reflect new information or events.

Contacts

Scott Grischow
Senior Director - Investor Relations and Treasury
(214) 840-5660, scott.grischow@sunoco.com

Derek Rabe, CFA
Senior Analyst - Investor Relations and Finance
(214) 840-5553, derek.rabe@sunoco.com

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